Exhibit 99.1

PALADIN HOLDINGS, INC. RELEASES SOUTHLAND UPDATE REGARDING EMERGYSTAT OF SULLIGENT

General Electric Capital Corporation Bars Payments by Emergystat of Sulligent; New Order Endangers Public Safety

Kingsport, TN, December 21, 2007, Paladin Holdings, Inc. (OTC PLHI.OB) releases Southland update regarding Emergystat of Sulligent. At the request of General Electric Capital Corporation (“General Electric”), a court today has ordered Emergystat of Sulligent, Inc. (“Sulligent”), a wholly owned subsidiary of Southland Health Services, Inc., (“Southland”), operator of ambulance and emergency medical services in certain Alabama counties, not to use its funds to pay the expenses for required functions supplied by its parent company, Southland Health Services, Inc., virtually crippling Sulligent’s ability to operate and requiring that Sulligent operate outside the prescribed legal requirements by the state.

The denied functions include call taking and emergency medical dispatch, proper collection of fees for transportation services, planning and oversight of the proper method of handling drugs and hazardous waste, properly maintaining the vehicles for both licensing and service, certain Human Resource services insuring personnel meet all certifications and other specific requirements, and maintaining required insurance levels which are vital to the continuing operation of Sulligent as well as being mandated by both the Statutory Authority Code of Alabama section 420-2-1-.03 “Ground Ambulances” specifically subsections (6), (10), (13), (14), (16), and (17) as well as OSHA 29CFR parts 1904 and 1952. In addition to these specific functions, Sulligent was denied the right to pay for general accounting and other normal administrative services. General Electric also asked the court to require Sulligent to make payments in excess of the required statutory obligation (IRS Code) to the Internal Revenue Service in the amount of $25,000 a week as a condition to access to any of its operating cash to pay only basic direct cost such as paramedic wages. General Electric refused Sulligent’s request to pay Southland for the State mandated services.

Sulligent has advised the court that it cannot operate its business under the restrictions demanded by General Electric. Sulligent is reviewing the court order and exploring all options available to it. In order to ensure no disruption in service in the areas in which Sulligent provides EMS services, Extended Emergency Medical Services (“EMS”), a wholly owned subsidiary of Southland, has offered to provide services on a temporary basis in those counties. Each county has the option to accept this temporary arrangement until such time they can evaluate their permanent EMS solution. Southland is committed not to allow any disruption within the areas of the service previously provided by Sulligent, and will not allow General Electric’s request and the subsequent court approval of General Electric’s request to harm any of the individuals within the areas served by Sulligent.

Larry Lunan, President and CEO of Southland Health Services, Inc. stated, “The Sulligent subsidiary sought protection under Chapter 11 Bankruptcy Code; so it, under this relief, could work out an acceptable solution and payment plan for the Sulligent tax deficiency.”

Even though this stated purpose was communicated to both the IRS and General Electric, the Company and Mr. Lunan have been attacked viciously in every court hearing. Southland since Sulligent’s filing, has provided Sulligent in excess of $300,000 cash and an additional $300,000 in uncompensated mandatory services through December 17, 2007. This commitment by Southland to support the subsidiary, Sulligent, has been vilified by all parties which resulted in this latest order. The Company is committed to continue to pursue a favorable outcome for its shareholders and will keep our shareholders informed as well as ensure that emergency medical services are not interrupted and are available to the constituents of the counties the Company serves.

About Paladin Holdings, Inc.

Paladin Holdings, Inc. (OTC BB:PLHI.OB- News) participates in two distinct business segments:

Bad Toys, Inc.

This division, Bad Toys, Inc., American Eagle Manufacturing Company and Gambler Motorcycle Company, continues to design, manufacture, distribute, service and sell custom made, Harley-Davidson type, V-twin motorcycles from component parts. We also offer premium accessories, parts, customizing items and apparel related to Harley-Davidson motorcycles on-line and directly from our retail and factory outlets. This division also participates in Sprint Car Racing products and custom car construction and restoration.

Southland Health Services, Inc.

The second business segment, in which the company is a major shareholder (25%) of Southland Health Services, Inc., provides an array of Health Care services including ambulatory emergency and non-emergency patient transport, wheel-chair van, stretcher van and related transport services. Southland operates in over 200 communities within the following seven states: Mississippi, Alabama, Florida, Kansas, Tennessee, Virginia, and Georgia. We operate in excess of 207 ambulances and wheelchair vans and have over 940 full and part-time employees. At our current run rate we will transport more than 130,000 patients in this calendar year.

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-

looking statements within the meaning of these laws. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties outlined in its filings with the Securities and Exchange Commission, its press releases and other communications. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Contact:

Contact:

Larry N. Lunan

President and Chief Executive Officer

Paladin Holdings, Inc.

(423) 247-9560

www.paladincorp.com.

Al Kau

Investor Relations in California

(888) 795-3166